Exhibit 4.3

                               PECO ENERGY COMPANY

                             1998 STOCK OPTION PLAN

                         NONQUALIFIED STOCK OPTION GRANT


     This STOCK OPTION GRANT, dated as of ______________ 1998 (the "Date of Grant"), is delivered by PECO Energy Company (the "Company") to _____________ (the "Grantee").

                                    RECITALS

     The PECO Energy Company 1998 Stock Option Plan (the "Plan") provides for the grant of options to purchase shares of common stock of the Company. The Compensation Committee of the Board of Directors of the Company (the "Committee") has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders.

     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the "Option") to purchase ______ shares of common stock of the Company ("Shares") at an exercise price of $____ per Share. The Option shall become exercisable according to Paragraph 2 below.

2. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee is employed by the Company (as defined in the Plan) on the applicable date and the performance standard set forth below have previously been satisfied:

           Date                                        Number of Shares
                                                for Which Option is Exercisable

       -----------, ----                                   ----------
       -----------, ----                                   ----------
       -----------, ----                                   ----------

If the performance standard set forth below have not previously been satisfied, this Option shall nevertheless become exercisable for all Shares on ______, ____. The exercisability of the Option is cumulative.

The performance standard for the Option shall be that the closing sale price of a share of common stock of the Company on the composite tape of the New York Stock Exchange shall be equal to or greater than $___ .


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3.   Term of Option.

     (a) The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period (_________, 2008), unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

     (b) The Option shall automatically terminate upon the first of the following events:

          (i) The expiration of the 3-year period after the Grantee ceases to be employed by the Company and its subsidiaries, if the termination is for any reason other than cause, as determined in the sole discretion of the Chief Executive Officer of the Company, or poor work performance.

          (ii) The date on which the Grantee ceases to be employed by the Company and its subsidiaries for cause, as determined in the sole discretion of the Chief Executive Officer of the Company, or poor work performance.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is ten years from the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by the Company and its subsidiaries shall immediately terminate.

4.   Exercise Procedures.

     (a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash or (ii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

     (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee's lifetime and, after the Grantee's death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) changes in capitalization of the Company and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. The Company will provide a copy of the Plan to any Grantee upon his or her request. Requests should be directed to HR Service Delivery at 888-PECO-HRS.

7. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee's employment at any time. The right of the Company to terminate at will the Grantee's employment at any time for any reason is specifically reserved.

8. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee's rights in the event of the Grantee's death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

9. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's subsidiaries and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at 2301 Market Street, Philadelphia, Pennsylvania 19101, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.



                                             By: _______________________________